Exhibit 99.3

FOR IMMEDIATE RELEASE

CIT DECLARES DIVIDENDS FOR THIRD QUARTER 2006

        NEW YORK — October 17, 2006 — CIT Group Inc. (NYSE: CIT), a leading global provider of commercial and consumer finance solutions, today announced that its Board of Directors has declared a regular quarterly cash dividend of $0.20 per share on its outstanding common stock. The common stock dividend is payable on November 30, 2006 to shareholders of record on November 15, 2006.

        CIT also announced that its Board of Directors has declared quarterly cash dividends of $0.3968750 per share on the Company’s Series A preferred stock and $1.2972500 per share on the Company’s Series B preferred stock. The preferred stock dividends are payable on December 15, 2006 to holders of record on November 30, 2006.

About CIT

CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has $68 billion in managed assets and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries worldwide. CIT, a Fortune 500 company and a member of the S&P 500 Index, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. With its global headquarters in New York City, CIT has more than 7,000 employees in locations throughout North America, Europe, Latin America, and Asia Pacific. www.CIT.com.

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MEDIA RELATIONS:

C. Curtis Ritter
Director of External Communications
& Media Relations
(212) 461-7711
Curt.Ritter@CIT.com

Mary Flynn
Director of Media Relations
(212) 461-7860
Mary.Flynn@CIT.com

INVESTOR RELATIONS:
Steve Klimas
Vice President
(973) 535-3769
Steve.Klimas@CIT.com

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